EXHIBIT 23.2




                       Consent of Independent Accountants



We consent to the incorporation by reference in the registration statements of V-ONE Corporation on Form S-3 (Registration Nos. 333-40812, 333-34942, 333-69047, and 333-43795) and on Form S-8 (Registration Nos. 333-38918,
333-61909,  333-52909 and 333-17749) of our report dated March 11, 1999,  except as to the third and fourth sentences of the first paragraph of Note 3 to which the date is March 31, 1999, on our audit of the financial statements of V-ONE Corporation as of December 31, 1998 and for the year then ended, which report is included in this Annual Report Form 10-K.




                                                  /s/ PricewaterhouseCoopers LLP


McLean, VA
March 30, 2001